Exhibit 99.1

Investor Contact: Sharon Merrill Associates (617) 542-5300 trr@investorrelations.com	Company Contact: Carl Paschetag, CFO (978) 970-5600 cpaschetag@trcsolutions.com

TRC announceS Fourth Quarter and fiscal
Year-End 2007 financial results

Company Increases Net Service Revenue;

Completes Implementation of New Enterprise-Wide Operating Platform

Lowell, MA, November 30, 2007 - TRC (NYSE: TRR), a recognized leader in engineering, consulting and construction management, today announced financial results for the fourth quarter and fiscal year ended June 30, 2007.

Fourth-Quarter Results

For the three months ended June 30, 2007, gross revenue increased 15.9% to approximately $115.0 million compared with approximately $99.2 million for the three months ended June 30, 2006. Net service revenue for the fourth quarter of fiscal 2007 increased 3.7% to approximately $63.9 million compared with approximately $61.6 million for the fourth quarter of fiscal 2006. Gross revenue includes subcontracted costs that can fluctuate period to period. The Company believes that net service revenue more closely reflects the value of services provided by TRC to customers.

The net loss for the three months ended June 30, 2007 was approximately $4.3 million compared with a net loss of approximately $12.2 million for the comparable period in fiscal 2006. The net loss applicable to common shareholders was approximately $4.3 million, or $0.23 per share, compared with a net loss of approximately $12.4 million, or $0.74 per share, for the three months ended June 30, 2006.

Fiscal Year 2007 Results

For the fiscal year ended June 30, 2007, gross revenue increased 11.5% to approximately $441.6 million compared with approximately $396.1 million for fiscal 2006. Net service revenue for fiscal 2007 increased 7.5% to approximately $255.9 million compared with approximately $238.0 million for fiscal 2006.

The net loss for fiscal 2007 was approximately $3.6 million compared with a net loss of approximately $23.8 million for fiscal 2006. The net loss applicable to common shareholders for fiscal 2007 was approximately $5.9 million, or $0.33 per share, compared

TRC
650 Suffolk Street  •  Lowell, Massachusetts 01854
Telephone 978-970-5600   •  Fax 978-453-1995

with a loss of approximately $24.6 million, or $1.62 per share, in fiscal 2006. The net loss applicable to common shareholders for the fiscal year ended June 30, 2007 includes a loss of approximately $2.0 million, or $0.11 per share, related to the redemption of $15 million of convertible redeemable preferred stock in December 2006. The $2.0 million charge includes the effect of the restatement discussed below.

Restatement of FY 2007 Second Quarter

In the second quarter of fiscal 2007, the Company reported a benefit from the conversion of its preferred stock of approximately $3.9 million. The Company has now determined that it should have reported a charge relating to this matter for the same quarter of approximately $2.0 million. The quarterly information included in Form 10-K for the fiscal year ended June 30, 2007 will reflect this restatement. The previously issued Forms 10-Q for the quarters ended December 31, 2006 and March 31, 2007 should not be relied upon.

Amendment of Credit Facility

As of the end of fiscal 2007, the Company was not in compliance with the covenants under its principal credit agreement related to minimum earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and the delivery and filing of financial statements. The Company’s lenders have waived the violation of these covenants and amended the EBITDA covenant on a going-forward basis.

Comments on the Results

“While we are disappointed with the results, we are pleased with the overall progress of our turnaround,” said Chris Vincze, TRC’s Chairman and Chief Executive Officer. “During the fourth quarter and throughout fiscal 2007, we continued to make improvements to the business, and we continued to experience increasing demand for our services, particularly infrastructure and energy. The TRC brand has remained strong in the marketplace, and the need for our services continues to grow, as our recent revenue growth indicates.”

“Our performance for the fourth quarter of fiscal 2007 was below expectations, as a result of integration, rebranding and related issues; project cost overruns which may be recoverable in future periods; and the direct and indirect costs of the system conversion,” said Vincze. “Over the past two years, we consolidated 17 legacy accounting systems into one universal new platform, which we adopted in the fourth quarter of fiscal 2007. Start-up issues associated with the implementation caused a delay in finalizing our results for fiscal 2007. The new operating platform should enable increased project profitability through improved project management, cost reductions of general and administrative expenses and improved management reporting.”

“We substantially advanced our turnaround strategy during the past year, which required significant investments,” said Vincze. “As a result, we anticipate that we should see another year of significant improvements during fiscal 2008. Our backlog is expanding on the strength of our target markets, which are diverse and well-funded. We continue to attract a workforce of highly qualified individuals who will support our growth and execution in the years ahead. In addition, during the fourth quarter of fiscal 2007, we launched a three-year strategic plan which is intended to drive revenue growth and improve our bottom line performance.”

Outlook

“Our strategy is centered around revenue growth and expertise in TRC’s primary markets: energy, infrastructure, environmental and real estate,” said Vincze. “During fiscal 2008 we will be concentrating on advancing our strategic initiatives and refining the way we manage the Company. TRC is well positioned to benefit from industry trends across our target markets, including increased infrastructure funding, the shortage of engineers, shifts in U.S. energy and resource policy, and the renewed focus on environmental issues, such as climate change. We also will continue to focus on cost control initiatives in fiscal 2008 and beyond. The new software platform will enable additional expense reductions in the quarters ahead. More importantly, the new platform will provide our colleagues with tools to better manage our ongoing and future projects.”

“We have made tremendous improvements and strategic investments during the past year. As we capitalize on favorable industry trends and continue to aggressively address our cost structure, we anticipate that TRC will deliver improved results throughout fiscal 2008, with the goal of ultimately making TRC a top-quintile performer in our industry,” concluded Vincze.

Conference Call Information

The Company will broadcast its fiscal 2007 financial results conference call this morning at 9:00 a.m. ET. Those who wish to listen to the conference call should visit the “Investor Center” section of TRC’s website at www.TRCsolutions.com. The call also may be accessed by dialing (866) 409-1557 or (913) 312-0697 prior to the start of the call. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company’s website.

About TRC

TRC creates and implements sophisticated and innovative solutions to the challenges facing America’s real estate, environmental, energy, and infrastructure markets. The Company also is a leading provider of technical, financial, risk management, and construction services to commercial and government customers across the country. For more information, visit TRC’s website at www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance; the uncertainty of our operational and growth strategies; the challenges inherent in integrating newly acquired businesses; regulatory uncertainty; the availability of funding for government projects; the level of demand for our services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; recent changes in our  senior management; the results of outstanding litigation; risks arising from either failure to identify, or from identified material weaknesses in our internal controls over financial reporting or our inability to effectively remedy such weaknesses; our inability to comply with the terms of our credit facility and our lenders’ future unwillingness to waive our noncompliance; and general political or economic conditions. Furthermore, market trends are subject to changes, which could adversely affect future results. See additional discussion in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006, and other factors detailed from time to time in our other filings with the Securities and Exchange Commission.

TRC COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Years Ended June 30,
	2007	2006	2007	2006

Gross revenue	$114,987	$99,247	$441,643	$396,091
Less subcontractor costs and other direct reimbursable charges	51,084	37,688	185,735	158,111
Net service revenue	63,903	61,559	255,908	237,980

Interest income from contractual arrangements	1,102	1,150	4,747	4,054
Insurance recoverables and other income	(773)	146	4,170	1,053

Operating costs and expenses:
Cost of services	60,634	61,867	231,025	228,556
General and administrative expenses	6,711	7,009	23,969	24,350
Provision for doubtful accounts	(1,111)	2,235	1,318	7,971

Intangible asset write-off	—	2,170	—	2,170
Depreciation and amortization	2,394	1,928	8,311	6,925
	68,628	75,209	264,623	269,972
Operating income (loss)	(4,396)	(12,354)	202	(26,885)
Registration penalties	600	—	600	—
Interest expense	1,074	929	4,359	4,545
Loss from continuing operations before taxes, minority interest, equity earnings (losses)	(6,070)	(13,283)	(4,757)	(31,430)
Federal and state income tax benefit	(2,010)	(4,411)	(1,337)	(10,488)
Minority interest	(17)	—	(24)	—

Loss from continuing operations before equity earnings (losses)	(4,043)	(8,872)	(3,396)	(20,942)
Equity in earnings (losses) from unconsolidated affiliates, net of taxes	(214)	19	(161)	9
Loss from continuing operations	(4,257)	(8,853)	(3,557)	(20,933)
Discontinued operations, net of taxes	—	(3,337)	(77)	(2,914)

Net loss	(4,257)	(12,190)	(3,634)	(23,847)
Dividends, accretion and conversion charges on preferred stock	—	(162)	(2,233)	(751)
Net loss applicable to common shareholders	$(4,257)	$(12,352)	$(5,867)	$(24,598)

Basic and diluted earnings (loss) per common share:
Loss from continuing operations	$(0.23)	$(0.52)	$(0.33)	$(1.43)
Discontinued operations, net of taxes	—	(0.22)	—	(0.19)

	$(0.23)	$(0.74)	$(0.33)	$(1.62)

Basic and diluted weighted average common shares outstanding	18,235	16,705	17,563	15,168

TRC COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	June 30,	June 30,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$430	$3,093
Accounts receivable, less allowances for doubtful accounts	132,879	120,829
Insurance recoverable - environmental remediation	6,381	3,546
Deferred income tax assets	13,894	15,261
Income taxes refundable	587	5,429
Restricted investment	20,830	33,230
Prepaid expenses and other current assets	11,911	8,049
Total current assets	186,912	189,437
Property and equipment	57,569	54,063
Less accumulated depreciation and amortization	36,126	35,105
	21,443	18,958
Goodwill	130,935	126,325
Investments in and advances to unconsolidated affiliates and construction joint ventures	5,245	4,315
Long-term restricted investment	72,651	78,856
Long-term prepaid insurance	54,395	56,612
Assets held for sale	—	458
Other assets	14,401	10,442
Total assets	$485,982	$485,403

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$31,618	$37,608
Accounts payable	54,976	41,450
Accrued compensation and benefits	22,134	20,930
Deferred revenue	31,494	39,726
Environmental remediation liability	4,629	2,504
Other accrued liabilities	24,007	22,214
Total current liabilities	168,858	164,432
Non-current liabilities:
Long-term debt, net of current portion	11,052	2,845
Deferred income tax liabilities	1,519	4,689
Long-term deferred revenue	134,901	143,979
Long-term environmental remediation liability	7,861	9,302
Minority interest in subsidiary	62	—
Total liabilities	324,253	325,247

Convertible redeemable preferred stock	—	15,000

Commitments and contingencies
Total shareholders’ equity	161,729	145,156
Total liabilities and shareholders’ equity	$485,982	$485,403